                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 1)(1)


                              SPORTSLINE USA, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0008489341
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                      N/A
     ----------------------------------------------------------------------
              (Date of Event which Requires filing of this Statement

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-(c)
     /X/ Rule 13d-1(d)

-------------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0008489341                  13G                    Page 2 of 20 Pages
-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
                 94-3201863
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                         (a) / /   (b) /X/
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      CALIFORNIA LIMITED PARTNERSHIP
------------------------------------------------------------------------------
                         5       SOLE VOTING POWER
                                                                             0
       NUMBER OF       -------------------------------------------------------
        SHARES           6       SHARED VOTING POWER
     BENEFICIALLY                                                    1,093,611
       OWNED BY        -------------------------------------------------------
         EACH            7       SOLE DISPOSITIVE POWER
      REPORTING                                                              0
     PERSON WITH       -------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                                                     1,093,611
------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON                                      1,093,611
------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       / /
               CERTAIN SHARES*
------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          5.4%
------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 3 of 20 Pages
-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783
------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                       (a)  / /  (b) /X/
------------------------------------------------------------------------------
      3        SEC USE ONLY

------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      CALIFORNIA LIMITED PARTNERSHIP
------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                           0
                       -------------------------------------------------------
                         6       SHARED VOTING POWER 1,134,166 SHARES OF
      NUMBER OF                  WHICH 1,093,611 SHARES DIRECTLY HELD BY
       SHARES                    KPCB VII AND 40,555 SHARES ARE DIRECTLY
     BENEFICIALLY                HELD BY KPCB INFORMATION SCIENCES ZAIBATSU
      OWNED BY                   FUND II, L.P., A CALIFORNIA LIMITED
        EACH                     PARTNERSHIP ("KPCB ZF II").  KPCB VII
      REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF
     PERSON WITH                 KPCB VII AND KPCB ZF II.
                        ------------------------------------------------------
                         7       SOLE DISPOSITIVE POWER                      0
                        ------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER 1,134,166 SHARES
                                 OF WHICH 1,093,611 SHARES DIRECTLY HELD BY
                                 KPCB VII AND 40,555 SHARES ARE DIRECTLY HELD
                                 BY KPCB ZF II. KPCB VII ASSOCIATES IS THE
                                 GENERAL PARTNER OF KPCB VII AND KPCB ZF II.
------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     1,134,166
------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                / /
               EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          5.6%
------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 4 of 20 Pages
-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  BROOK BYERS
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
-------------------------------------------------------------------------------
                         5       SOLE VOTING POWER
                                 15,167 SHARES OF WHICH 10,532 SHARES ARE
                                 HELD DIRECTLY AND 4,388 SHARES ARE HELD BY
                                 A TRUST OF WHICH MR. BYERS IS TRUSTEE.
                                 MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD BY THE TRUSTS.
          NUMBER        --------------------------------------------------------
        OF SHARES        6       SHARED VOTING POWER
       BENEFICIALLY              1,134,166 SHARES OF WHICH 1,093,611
         OWNED BY                SHARES DIRECTLY HELD BY KPCB VII
          EACH                   AND 40,555 SHARES ARE DIRECTLY HELD
        REPORTING                BY KPCB INFORMATION SCIENCES
       PERSON WITH               ZAIBATSU FUND II, L.P., A CALIFORNIA
                                 LIMITED PARTNERSHIP ("KPCB ZF II").
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                 OF KPCB VII AND KPCB ZF II. MR. BYERS IS A
                                 GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                 MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP
                                 OF THE SHARE HELD DIRECTLY BY KPCB VII
                                 AND KPCB ZF II.
                        --------------------------------------------------------
                         7       SOLE DISPOSITIVE POWER
                                 15,167 SHARES OF WHICH 10,532 SHARES ARE
                                 HELD DIRECTLY AND 4,388 SHARES ARE HELD BY
                                 A TRUST OF WHICH MR. BYERS IS TRUSTEE.
                                 MR. BYERS IS TRUSTEE OF THE TRUSTS AND
                                 DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                 SHARES HELD BY THE TRUSTS.
                        --------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 DIRECTLY HELD BY KPCB VII AND 40,555 SHARES ARE
                                 DIRECTLY HELD BY KPCB ZF II. KPCB VII
                                 ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
                                 AND KPCB ZF II. MR. BYERS IS A GENERAL PARTNER
                                 OF KPCB VII ASSOCIATES. MR. BYERS DISCLAIMS
                                 BENEFICIAL OWNERSHIP OF THE SHARE HELD DIRECTLY
                                 BY KPCB VII AND KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,149,333
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.7%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341              13G                        Page 5 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN COMPTON
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                        (a) / /   (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER                        8,499
                        --------------------------------------------------------
                          6       SHARED VOTING POWER
                                  1,134,166 SHARES OF WHICH 1,093,611
                                  SHARES ARE DIRECTLY HELD BY KPCB
      NUMBER OF                   VII AND 40,555 SHARES ARE DIRECTLY
       SHARES                     HELD BY KPCB ZF II. KPCB VII ASSOCIATES
    BENEFICIALLY                  IS THE GENERAL PARTNER OF KPCB VII AND
      OWNED BY                    KPCB ZF II. MR. COMPTON IS A GENERAL
        EACH                      PARTNER OF KPCB VII ASSOCIATES. MR. COMPTON
      REPORTING                   DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
     PERSON WITH                  HELD DIRECTLY BY KPCB VII AND KPCB ZF II.
                        --------------------------------------------------------
                          7       SOLE DISPOSITIVE POWER                   8,499
                        --------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER
                                  1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                  ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                  SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                  VII ASSOCIATES IS THE GENERAL PARTNER
                                  OF KPCB VII AND KPCB ZF II. MR. COMPTON IS
                                  A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                  MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF
                                  THE SHARES HELD DIRECTLY BY KPCB VII AND
                                  KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON                                                  1,142,665
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         / /
               CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%

--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341              13G                         Page 6 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                            (a) / / (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER
                                   13,630 SHARES OF WHICH 10,849 SHARES ARE
                                   HELD DIRECTLY AND 2,781 ARE HELD BY A TRUST
                                   OF WHICH MR DOERR IS THE TRUSTEE. MR. DOERR
                                   DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                   HELD BY THE TRUST.
                         -------------------------------------------------------
       NUMBER OF           6       SHARED VOTING POWER
        SHARES                     1,134,166 SHARES OF WHICH 1,093,611
     BENEFICIALLY                  SHARES ARE DIRECTLY HELD BY KPCB VII
       OWNED BY                    AND 40,555 SHARES ARE DIRECTLY HELD BY
         EACH                      KPCB ZF II. KPCB VII ASSOCIATES IS THE
      PERSON WITH                  GENERAL PARTNER OF KPCB VII AND KPCB ZF
                                   II. MR. DOERR IS A GENERAL PARTNER OF KPCB
                                   VII ASSOCIATES. MR. DOERR DISCLAIMS
                                   BENEFICIAL OWNERSHIP OF THE SHARES
                                   HELD DIRECTLY BY KPCB VII AND KPCB ZF II.
                         -------------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
                                   13,630 SHARES OF WHICH 10,849 SHARES ARE
                                   HELD DIRECTLY AND 2,781 ARE HELD BY A
                                   TRUST OF WHICH MR. DOERR IS THE TRUSTEE.
                                   MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF
                                   THE SHARES HELD BY THE TRUST.
                         -------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                   ARE DIRECTLY HELD BY KPCB VII, AND 40,555
                                   SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                   OF KPCB VII AND KPCB ZF II. MR. DOERR IS A
                                   GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                   MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP
                                   OF THE SHARES HELD DIRECTLY BY KPCB VII
                                   AND KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,147,796
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.7%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341               13G                        Page 7 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                        (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                         9,336
                       ---------------------------------------------------------
                         6       SHARED VOTING POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
       NUMBER OF                 OF KPCB VII AND KPCB ZF II. MR. HEARST IS A
        SHARES                   GENERAL PARTNER OF KPCB VII ASSOCIATES.
     BENEFICIALLY                MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF
       OWNED BY                  THE SHARES HELD DIRECTLY BY KPCB VII
        EACH                     AND KPCB ZF II.
      REPORTING        ---------------------------------------------------------
     PERSON WITH         7       SOLE DISPOSITIVE POWER                   9,336
                       ---------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                 OF KPCB VII AND KPCB ZF II. MR. HEARST IS A
                                 GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                 MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD DIRECTLY BY KPCB VII AND
                                 KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,143,502
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                 13G                      Page 8 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                         (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                         7,462
                       ---------------------------------------------------------
                         6       SHARED VOTING POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555 SHARES
       NUMBER OF                 ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII
        SHARES                   ASSOCIATES IS A GENERAL PARTNER OF KPCB
      BENEFICIALLY               VII AND KPCB ZF II. MR. KHOSLA IS THE GENERAL
       OWNED BY                  PARTNER OF KPCB VII ASSOCIATES. MR. KHOSLA
         EACH                    DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
       REPORTING                 HELD DIRECTLY BY KPCB VII AND KPCB ZF II.
      PERSON WITH      ---------------------------------------------------------
                         7       SOLE DISPOSITIVE POWER                    7,462
                       ---------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                 VII ASSOCIATES IS A GENERAL PARTNER OF KPCB
                                 VII AND KPCB ZF II. MR. KHOSLA IS THE
                                 GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                 KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                 SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                 II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,141,628
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         / /
               CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                13G                       Page 9 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH LACOB
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                           (a) / /  (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER                        37,240
                       ---------------------------------------------------------
                         6      SHARED VOTING POWER
                                1,134,166 SHARES OF WHICH 1,093,611 SHARES
      NUMBER OF                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
       SHARES                   SHARES ARE DIRECTLY HELD BY KPCB ZF II.
     BENEFICIALLY               KPCB VII ASSOCIATES IS THE GENERAL PARTNER
      OWNED BY                  OF KPCB VII AND KPCB ZF II. MR. LACOB IS A
        EACH                    GENERAL PARTNER OF KPCB VII ASSOCIATES.
      REPORTING                 MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF
     PERSON WITH                THE SHARES HELD DIRECTLY BY KPCB VII AND
                                KPCB ZF II.
                       ---------------------------------------------------------
                         7      SOLE DISPOSITIVE POWER                   37,240
                       ---------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. LACOB IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,171,406
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.7%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                 13G                     Page 10 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BERNARD LACROUTE
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                          (a) / /   (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                         8,499
                       ---------------------------------------------------------
                         6       SHARED VOTING POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
      NUMBER OF                  OF KPCB VII AND KPCB ZF II. MR. LACROUTE
       SHARES                    IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
     BENEFICIALLY                MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF
       OWNED BY                  THE SHARES HELD DIRECTLY BY KPCB VII AND
         EACH                    KPCB ZF II.
       REPORTING        --------------------------------------------------------
      PERSON WITH        7       SOLE DISPOSITIVE POWER                    8,499
                       ---------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                 OF KPCB VII AND KPCB ZF II. MR. LACROUTE IS
                                 A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                 MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD DIRECTLY BY KPCB VII AND
                                 KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,142,665
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341             13G                         Page 11 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JAMES LALLY
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                     (a) / /     (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                         5,006
                       ---------------------------------------------------------
                         6       SHARED VOTING POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
       NUMBER OF                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
        SHARES                   OF KPCB VII AND KPCB ZF II. MR. LALLY IS
      BENEFICIALLY               A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
        OWNED BY                 LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE
          EACH                   SHARES HELD DIRECTLY BY KPCB VII AND KPCB
       REPORTING                 ZF II.
      PERSON WITH      ---------------------------------------------------------
                         7       SOLE DISPOSITIVE POWER                    5,006
                       ---------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                 OF KPCB VII AND KPCB ZF II. MR. LALLY IS A
                                 GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                 MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB
                                 ZF II
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,139,172
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341               13G                       Page 12 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS MACKENZIE
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                        (a) / /     (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                             0
                       ---------------------------------------------------------
                         6       SHARED VOTING POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
       NUMBER OF                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
        SHARES                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER
      BENEFICIALLY               OF KPCB VII AND KPCB ZF II. MR. MACKENZIE
       OWNED BY                  IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
         EACH                    MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP
       REPORTING                 OF THE SHARES HELD DIRECTLY BY KPCB VII AND
      PERSON WITH                KPCB ZF II.
                       ---------------------------------------------------------
                         7       SOLE DISPOSITIVE POWER                        0
                       ---------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                 OF KPCB VII AND KPCB ZF II. MR. MACKENZIE
                                 IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                 MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP
                                 OF THE SHARES HELD DIRECTLY BY KPCB VII AND
                                 KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,134,166
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                    13G                  Page 13 of 20 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  E. FLOYD KVAMME
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                       (a) / /   (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER                         3,373
                       ---------------------------------------------------------
                         6       SHARED VOTING POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
       NUMBER OF                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
        SHARES                   OF KPCB VII AND KPCB ZF II. MR. KVAMME IS
      BENEFICIALLY               A GENERAL PARTNER OF KPCB VII ASSOCIATES.
        OWNED BY                 MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP
          EACH                   OF THE SHARES HELD DIRECTLY BY KPCB VII
        REPORTING                AND KPCB ZF II.
       PERSON WITH     ---------------------------------------------------------
                         7       SOLE DISPOSITIVE POWER                    3,373
                       ---------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 1,134,166 SHARES OF WHICH 1,093,611 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II.
                                 KPCB VII ASSOCIATES IS THE GENERAL PARTNER
                                 OF KPCB VII AND KPCB ZF II. MR. KVAMME IS A
                                 GENERAL PARTNER OF KPCB VII ASSOCIATES.
                                 MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD DIRECTLY BY KPCB VII AND
                                 KPCB ZF II.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             1,137,539
               REPORTING PERSON
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
               EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              5.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 20 Pages

    Item 1(a)         Name of Issuer:

                      SportsLine USA, Inc.

    Item 1(b)         Address of Issuer's Principal Executive Offices:

                      6340 N.W. 5th Way
                      Fort Lauderdale, FL 33309

  Item 2(a)-(c)       Name, Address and Citizenship of Persons Filing:

                      This amendment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

                      KPCB VII Associates is general partner to KPCB VII and KPCB ZF II. With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates. The shares are held directly by KPCB VII and KPCB ZF II, and KPCB VII Associates does not directly or otherwise hold any shares. Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the shares, is by majority decision of the general partners of KPCB VII Associates, each of whom disclaims beneficial ownership of the shares.

    Item 2(d)         Title of Class of Securities:

                      Common Stock

    Item 2(e)         CUSIP Number:

                      0008489341

     Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                      Not Applicable

     Item 4.          Ownership.

                      See items 5-11 of cover sheets hereto.

     Item 5.          Ownership of Five Percent or Less of a Class.

                      Not Applicable

     Item 6.          Ownership of More than Five Percent on Behalf of Another
                      Person.

                      Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of SportsLine USA, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

                                                            Page 15 of 20 Pages

     Item 8.          Identification and Classification of Members of the Group.

                      Not Applicable

     Item 9.          Notice of Dissolution of Group.

                      Not Applicable

    Item 10.          Certification.

                      Not Applicable

                                                            Page 16 of 20 Pages

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date: February 12, 1999

                                KPCB VII ASSOCIATES, L.P., A CALIFORNIA
                                LIMITED PARTNERSHIP

                                Signature: /s/ Brook H. Byers
                                          ----------------------------
                                          A General Partner


                                BROOK H. BYERS
                                KEVIN R. COMPTON
                                L. JOHN DOERR
                                WILLIAM R. HEARST III
                                VINOD KHOSLA
                                E. FLOYD KVAMME
                                JOSEPH S. LACOB
                                BERNARD J. LACROUTE
                                JAMES P. LALLY
                                DOUGLAS P. MACKENZIE


                                Signature: /s/ Michael S. Curry
                                          ----------------------------
                                          Michael S. Curry
                                          Attorney-in-Fact


                                KLEINER PERKINS CAUFIELD & BYERS VII,
                                L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP

                                By KPCB VII Associates, L.P., a
                                California Limited Partnership, its
                                General Partner



                                Signature: /s/ Brook H. Byers
                                          ---------------------------
                                          A General Partner

                                                            Page 17 of 20 Pages


                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   18

Exhibit B:  List of General Partners of KPCB VII Associates             19


                                                            Page 18 of 20 Pages
                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of SportsLine USA, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership and with respect to the general partners, such other holdings as may be reported therein.

Date:  February 12, 1999

                                   KPCB VII ASSOCIATES, L.P., A
                                   CALIFORNIA LIMITED PARTNERSHIP

                                   Signature: /s/ Brook H. Byers
                                             ---------------------------------
                                             A General Partner


                                   BROOK H. BYERS
                                   KEVIN R. COMPTON
                                   L. JOHN DOERR
                                   WILLIAM R. HEARST III
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   JOSEPH S. LACOB
                                   BERNARD J. LACROUTE
                                   JAMES P. LALLY
                                   DOUGLAS P. MACKENZIE


                                   Signature: /s/ Michael S. Curry
                                             ---------------------------------
                                             Michael S. Curry
                                             Attorney-in-Fact



                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VII, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VII Associates, L.P., a California
                                   Limited Partnership, its General Partner


                                   Signature: /s/ Brook H. Byers
                                             ---------------------------------
                                             A General Partner

                                                            Page 19 of 20 Pages

                                    EXHIBIT B

                              GENERAL PARTNERS OF
              KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

      Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.    (a)  Brook H. Byers
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

2.    (a)  Kevin R. Compton
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

3.    (a)  L. John Doerr
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

4.    (a)  William R. Hearst III
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

5.    (a)  Vinod Khosla
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

6.    (a)  E. Floyd Kvamme
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

7.    (a)  Joseph S. Lacob
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

8.    (a)  Bernard J. Lacroute
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

                                                            Page 20 of 20 Pages

9.    (a)  James P. Lally
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

10.   (a)  Douglas P. MacKenzie
      (b)  c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen